                                                                  EXHIBIT 99.1

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of AdForce, Inc.:

We have audited the accompanying consolidated balance sheet of AdForce, Inc., a wholly owned subsidiary of CMGI, (the "Company") as of December 31, 1999, and the related consolidated statements of operations, common stockholders' equity (deficit) and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AdForce, Inc at December 31, 1999, and the results of its operations and its cash flows for the year ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/ KPMG LLP

San Francisco, California
March 31, 2000

                                 ADFORCE, INC.
                          CONSOLIDATED BALANCE SHEET
                                (in thousands)

                                                                                 DECEMBER 31,
                                                                                    1999
                                                                                 ------------

                                    ASSETS
Current assets:
  Cash & cash equivalents                                                          $  17,114
  Short-term investments                                                              44,797
  Accounts receivable, net of allowance of $2,216                                      5,164
  Prepaid expenses and other current assets                                            1,571
                                                                                   ---------
Total current assets                                                                  68,646
Property and equipment, net                                                           10,146
Intangible assets, net                                                                 1,187
Other non-current assets                                                                 440
                                                                                   ---------
Total assets                                                                       $  80,419
                                                                                   =========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of captial lease obligations                                     $   3,158
  Accounts payable                                                                     3,842
  Accrued compensation and related benefits                                            1,729
  Accrued expenses                                                                     1,211
  Deferred revenue                                                                       114
                                                                                   ---------
Total current liabilities                                                             10,054
Long-term capital lease obligations                                                    5,122
  Minority interest in AdForce Asia                                                    1,295
Stockholders' equity
  Common stock, $0.001 par value:
     25,000,000 shares authorized, 5,016,603 shares issued and outstanding as of
     100,000,000 shares authorized, 20,170,397 shares issued and outstanding              20
  Additional paid-in capital                                                         119,796
  Deferred stock compensation                                                         (4,386)
  Note receivable from stockholder                                                       (42)
  Unrealized loss on available for sale securities                                      (125)
  Accumulated deficit                                                                (51,315)
                                                                                   ---------
Total stockholders' equity                                                            63,948

                                                                                   ---------
Total liabilities and stockholders' equity                                         $  80,419
                                                                                   =========


          See accompanying notes to consolidated financial statements.

                               ADFORCE, INC.
                    CONSOLIDATED STATEMENT OF OPERATIONS
                  (in thousands, except per share amounts)




                                                           YEAR ENDED
                                                           DECEMBER 31,
                                                              1999
                                                            --------

Net revenue                                                 $ 18,971
Cost of revenue:
  Data center operations                                      12,511
  Amortization of intangible assets and
    deferred stock compensation                                1,497
                                                            --------
     Total cost of revenue                                    14,008
                                                            --------
Gross profit                                                   4,963
Operating expenses:
  Research and Development                                    10,333
  Marketing and selling                                       10,807
  General and administrative                                   4,762
  Amortization of intangible assets and
    deferred stock compensation                                7,334
                                                            --------
     Total operating expenses                                 33,236
                                                            --------
Loss from operations                                         (28,273)
Minority interest                                                101
Interest income                                                2,525
Interest expense                                                (892)
                                                            --------
Net loss                                                    $(26,539)
                                                            ========

Basic and diluted net loss per share                        $  (1.90)
                                                            ========
Weighted average shares of common stock
outstanding used in computing basic and
diluted net loss per share                                    13,937
                                                            ========


        See accompanying notes to consolidated financial statements.

                                  ADFORCE, INC.
        CONSOLIDATED STATEMENT OF COMMON STOCKHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)



                                                    CONVERTIBLE
                                                     PREFERRED          COMMON STOCK       ADDITIONAL
                                                -------------------- ---------------------  PAID-IN        DEFERRED        NOTE
                                                  SHARES    AMOUNT     SHARES    AMOUNT     CAPITAL      COMPENSATION   RECEIVABLE
                                                ----------- -------- ---------------------------------  ---------------------------
Balances at December 31, 1998                    4,733,559    $   5   5,016,603   $     5    $ 41,679          $ (2,802)     $ (70)
Issuance of common stock through Initial Public          -        -   5,175,000   $     5      70,684                 -          -
Offering, net of issuance cost of 6,937

Issuance of common stock from option and warrant
exercise net                                             -        -     511,676         1         405                 -          -
Deferred stock compensation related to certain
options granted to employees                             -        -           -         -       6,837            (6,837)         -
Amortization of deferred stock compensation              -        -           -         -           -             5,253          -

Compensation related to acceleration of vesting
of employee option                                       -        -           -         -         195                 -          -
Forgiveness of stockholder note receivable               -        -           -         -           -                 -         28

Conversion of preferred shares of stock into
comom shares of stock                           (4,733,559)      (5)  9,467,118         9          (4)                -          -
Change in unrealized loss on available-for-sale
securities                                               -        -           -         -           -                 -          -
Net loss                                                 -        -           -         -           -                 -          -
                                                ----------- -------- ---------------------------------  ---------------------------
Balances at December 31, 1999                            -    $   -  20,170,397   $    20    $119,796          $ (4,386)     $ (42)
                                                =========== ======== =================================  ===========================




                                                NET UNREALIZED                     TOTAL
                                                    LOSS ON      ACCUMULATED    STOCKHOLDERS'
                                                   SECURITIES      DEFICIT         EQUITY
                                                --------------- -------------  --------------

Balances at December 31, 1998                           $     -     $ (24,776)       $ 14,041
Issuance of common stock through Initial Public
Offering, net of issuance cost of 6,937                       -             -          70,689

Issuance of common stock from option and warrant
exercise net                                                  -             -             406
Deferred stock compensation related to certain
options granted to employees                                  -             -               -
Amortization of deferred stock compensation                   -             -           5,253

Compensation related to acceleration of vesting
of employee option                                            -             -             195
Forgiveness of stockholder note receivable                    -             -              28

Conversion of preferred shares of stock into
comom shares of stock                                         -             -               -
Change in unrealized loss on available-for-sale
securities                                                 (125)            -            (125)
Net loss                                                      -       (26,539)        (26,539)
                                                 --------------- -------------  --------------
Balances at December 31, 1999                           $  (125)    $ (51,315)       $ 63,948
                                                 =============== =============  ==============


See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)


                                                                                     YEAR ENDED
                                                                                    DECEMBER 31,
                                                                                       1999
                                                                                  --------------
Cash flows from operating activities:
Net Loss                                                                            $ (26,539)
  Reconciliation of net loss to net cash used in operating activities:
  Depreciation, amortization and write-off of intangible                                 6,572
  Amortization of deferred stock compensation and
    other compensation charges                                                          5,448
  Loss on sale of assets                                                                   17
  Other non-cash charges                                                                   34
  Minority interest                                                                      (101)

Changes in operating assets and liabilities:
  Accounts receivable                                                                  (4,004)
  Prepaid expenses and other current assets
    and other non-current assets                                                         (646)
  Accounts payable                                                                      2,762
  Accrued compensation and related benefits                                             1,271
  Deferred revenue                                                                        104
  Accrued liabilities                                                                     412
                                                                                   ----------
    Net cash used in operating activities                                              (14,670)
                                                                                    ----------

Cash flows from investing activities:
  Purchases of short term investments, net                                             (44,352)
  Investment in note receivable                                                           (500)
  Capital expenditures                                                                  (3,561)
                                                                                    ----------
    Net cash used in investing activities                                              (48,413)
                                                                                    ----------

Cash flows from financing activities:
  Principal payments on capital lease obligations                                       (2,333)
  Proceeds from issuance of common stock, net                                           71,089
  Minority investment in AdForce Asia                                                    1,396
                                                                                    ----------
    Net cash (used in) provided by financing activities                                 70,152
                                                                                    ----------

Net increase in cash and cash equivalents                                                7,069

Cash and cash equivalents at beginning of period                                       10,045
                                                                                    ----------
Cash and cash equivalents at end of period                                          $  17,114
                                                                                    ==========

Supplemental schedule of noncash investing/financing activities
Property and equipment acquired under capital leases                                $   6,001
                                                                                    ==========
Increase in deferred stock compensation                                             $   6,838
                                                                                    ==========


          See accompanying notes to consolidated financial statements.

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  AdForce was incorporated as Imgis, Inc. in the state of California on January 16, 1996. Effective on April 30, 1999, Imgis' stockholders approved its reincorporation in the state of Delaware as AdForce, Inc. AdForce is a provider of centralized, outsourced ad management and delivery services on the Internet. AdForce's services offer sophisticated campaign design, inventory management, targeting, ad delivery, tracking, measuring and reporting capabilities.

  AdForce has incurred operating losses to date and had an accumulated deficit of $51,315,000 at December 31, 1999. AdForce's activities have been primarily financed through private placements of equity securities, capital lease financing and in May 1999, the sale of 5,175,000 shares of common stock for $77,625,000, yielding net proceeds of $70,684,000 in its initial public offering. AdForce may need to raise additional capital through the issuance of debt or equity securities and capital lease financing. Such financing may not be available on terms satisfactory to AdForce, if at all. If adequate funds are not available, AdForce may be required to reduce its level of spending.

  Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiary. The interests of the outside investors in AdForce Asia are presented as minority interests in the accompanying consolidated financial statements. All significant inter-company accounts and transactions are eliminated in consolidation.

  In August 1999, AdForce entered a joint venture agreement to create AdForce Asia. AdForce Asia was incorporated in November 1999. AdForce owns 61.36% of AdForce Asia with Sina.com and Compuserve owning the remaining 38.64%.

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentration of Credit Risk

  AdForce sells and grants credit for its services to its customers without requiring collateral or third-party guarantees. To date, all of AdForce's customers are participants in the Internet industry, including ad agencies, Web sites, and ad rep firms. Few companies in the Internet industry have a demonstrated history of profitability, and, accordingly, granting unsecured credit to such customers carries with it a significant risk of loss. AdForce monitors its exposure for credit losses and maintains appropriate allowances. If one or more of AdForce's customers are unable to pay for its services, AdForce's quarterly and annual results of operations could be materially or adversely affected. During 1999, 26%, 25% and 14% of net revenue related to three customers. Two customers accounted for approximately 49% and 23% of AdForce's net accounts receivable at December 31, 1999.

  Netscape, one of AdForce's top three customers for 1999, was acquired by America Online during the first quarter of 1999, and transitioned Netscape's domestic and European Netcenter advertising serving (which represented the substantial majority of AdForce's business with Netscape) from AdForce to America Online's internal system following the expiration on November 22, 1999 of AdForce's contract with Netscape. Netscape accounted for 14% of AdForce's net revenues during 1999. In addition, 24/7 Media has stated that it is currently developing and implementing an internal ad delivery technology that is intended to serve as its sole ad delivery solution, which they had expected to deploy in the fourth quarter of 1999. 24/7 Media has also stated that, unless and until the development of and transition to its own ad delivery technology is complete, it will be primarily dependent on AdForce to deliver ads to its networks and Web sites. 24/7 Media accounted for 26% of AdForce's net revenues during 1999.

  Cash and Cash Equivalents

  AdForce considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. As of December 31, 1999, cash and cash equivalents consisted primarily of investments in money market accounts and commercial paper, and their cost approximated fair value. AdForce places its cash and cash equivalents in high-quality U.S. financial institutions and, to date, has not experienced any losses on any of its investments.

  Marketable Securities

  AdForce accounts for investments in marketable securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). AdForce classifies its short-term investments as available-for-sale. Accordingly, these investments, primarily commercial paper and corporate bonds, are carried at fair value. Changes in market values are reflected as unrealized gains or losses, calculated on the specific identification method, and reported as a net amount in a separate component of stockholders' equity.

  Fair Value of Financial Instruments and Associated Risk

  Statement of Financial Accounting Standards ("FAS") No. 107, "Disclosures About Fair Value of Financial Instruments," requires that fair values be disclosed for most of AdForce's financial instruments. The carrying amounts of cash and cash equivalents, accounts receivable, notes receivable, current liabilities, and capital lease obligations are considered to be representative of their respective fair values.

  Financial instruments that potentially subject AdForce to credit risk consist of short-term investments and trade receivables. AdForce is subject to concentrations of credit risk and interest rate risk related to its short-term investments. AdForce's credit risk is managed by limiting the amount of investments placed with any one portfolio manager, investing in money market funds, short-term commercial paper, and A1 rated corporate bonds with a weighted average months to maturity of approximately 4.5 months as of December 31, 1999.

  Intangible Assets, Net

  Intangible assets consist primarily of purchased technology and other intangibles related to an acquisition accounted for using the purchase method and the value of the warrants issued to a data vendor in connection with a demographic data agreement. Amortization of the purchased technology and other intangibles related to the acquisition is provided on a straight-line basis over the respective useful lives of the assets, which range from two to three years. Purchased in-process research and development without an alternative future use was expensed when acquired. The data vendor warrant was being amortized over the three year life of the agreement starting July 14, 1999. However, in November 1999, the net realizable value of the demographic data agreement was deemed to be impaired and the entire amount of the intangible was expensed.

  As of December 31, 1999, the Company has accumulated amortization related to intangible assets of $4,811,000.

  The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  Depreciation and Amortization

  AdForce records property and equipment at cost and calculates depreciation using the straight-line method over the estimated useful lives of the assets, generally three to five years. Equipment acquired under capital leases is amortized on a straight-line basis over the shorter of its lease term or estimated useful life, generally two to three-and-one-half years.

  Advertising Costs

  Advertising costs are charged to expense when incurred. Advertising expense was $1,779,000 for the year ended December 31, 1999.

  Revenue Recognition

  To date, substantially all of AdForce's revenues have been generated from the provision of Internet ad management and delivery services for its customers. AdForce recognizes revenues from these services based on the number of ads delivered. Revenue is recognized at the time the service is delivered, provided AdForce does not have any significant remaining obligations and collection of the resulting receivable is probable. Prepaid amounts for advertising management and delivery services are recorded as deferred revenue until the related services are delivered.

  Stock-Based Compensation

  The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no accounting recognition is given to stock options granted to employees (including directors) at fair market value until they are exercised. Upon exercise, the net proceeds are credited to stockholders' equity (deficit). Compensation expense is recognized over the vesting term for stock options granted to employees (including directors) at less than fair market value.

  The Company accounts for stock options issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" and Emerging Issues Task Force Issue No. 96-18 under the fair value based method.

  Research and Development Costs

  Costs incurred in the development of new software (and substantial enhancements to existing software) to be used in connection with AdForce's services are expensed to operations as incurred until technological feasibility of such software has been established, at which time any additional costs would be capitalized in accordance with FAS No. 86. Because AdForce believes that its present process for developing software is completed essentially concurrently with the establishment of technological feasibility, no research and development costs have been capitalized to date.

  Net Loss per Share

  Basic and diluted net loss per share are presented in conformity with FAS No. 128, "Earnings Per Share" ("FAS 128"), for the period presented. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued or granted for nominal consideration prior to the anticipated effective date of AdForce's initial public offering are included in the calculation of basic and diluted net loss per share as if they had been outstanding for all periods presented. To date, AdForce has not had any issuances or grants for nominal consideration. In accordance with

FAS 128, basic and diluted net loss per share has been computed using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase.

  Historical basic and diluted net loss per share are as follows (in thousands, except per share amounts):

                                         YEAR ENDED
                                       ------------
                                        DECEMBER 31,
                                       ------------
                                            1999
                                       ------------
Historical:
Net loss..............................     $(26,539)
                                       ============
Basic and diluted shares:
Weighted average shares of common            14,770
 stock outstanding....................
Less weighted average shares subject
 to repurchase........................         (833)

Weighted average shares of common
 stock outstanding used in computing
 basic and diluted net per loss share.       13,937

                                       ============
Basic and diluted net loss per share..     $  (1.90)
                                       ============

  If AdForce had reported net income, diluted net income per share would have included the shares used in the computation of pro forma net loss per share as well as approximately 4,772,700 common equivalent shares related to outstanding options and warrants to purchase common stock not included above for the year ended December 31, 1999. The common equivalent shares from options and warrants would be determined on a weighted average basis using the treasury stock method.

  Comprehensive Loss

  In June 1997, the Financial Accounting Standards Board issued FAS No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements and is effective for fiscal years beginning after December 15, 1997. AdForce adopted FAS 130 during the year ended December 31, 1998. During the year ended December 31, 1999, unrealized loss on securities of $125,000 increased total comprehensive loss to $26.7 million.

  Segment Information

  In June 1997, the Financial Accounting Standards Board issued FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 changes the way companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial reports to stockholders. FAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. AdForce adopted FAS 131 in the year ended December 31, 1998. AdForce operates solely in one segment, the provision of Internet advertising management and delivery services, and therefore there is no impact on AdForce's financial statements of adopting FAS 131. For the year ended December 31, 1999, revenues from customers outside the United States were $1,090,000. Forward Slash, 24/7 Media Europe and Netscape International represented 41%, 15% and 14%, respectively, of revenue from outside the United States.

  New Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued SOP No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP No. 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. AdForce implemented SOP No. 98-1 on January 1, 1999. The adoption of SOP No. 98-1 did not have a material impact on its financial position or results of operations.

  In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. AdForce implemented SOP No. 98-5 on January 1, 1999. The adoption of SOP No. 98-5 had no effect on its financial position or results of operations.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. AdForce will be required to implement SFAS No. 133 for the year ending December 31, 2001. Because AdForce does not currently hold any derivative instruments and does not engage in hedging activities, AdForce does not expect that the adoption of SFAS No. 133 will have a material impact on its financial position or results of operations.

  In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101) which specifies that revenue is recognizable when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller's price to the buyer is fixed or determinable, and collectibility is reasonably assured. This statement must be adopted no later than the first fiscal quarter of the fiscal year beginning after December 15, 1999. The Company does not believe that adoption of this statement will have a material impact on the Company's financial position or results of operations.

2.  PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                                 ------------
                                                                     1999
                                                                 ------------
Computer hardware and software..................................      $14,311
Office furniture and equipment..................................        1,156
Leasehold improvements..........................................        1,049
                                                                 ------------
                                                                       16,516
Less accumulated depreciation and amortization..................        6,370
                                                                 ------------
                                                                      $10,146
                                                                 ============

  As of December 31, 1999 property and equipment included amounts acquired under capital leases of $11,203,000 with related accumulated depreciation of $4,361,000.

3.  RELATED PARTIES

  For a portion of 1999 two of AdForce's founders, who are current stockholders but no longer employees at AdForce, held executive management positions with one of AdForce's customers. Net revenue recognized from sales to this customer was $4,717,000 during the year ended December 31, 1999.

  During 1999, AdForce recorded approximately $320,000 of expense relating to a recruiting firm owned by the spouse of one of AdForce's Vice Presidents.

4.  LICENSE AGREEMENT AND DEMOGRAPHIC DATA AGREEMENT

  In July 1998, AdForce entered into a License Agreement and a Demographic Data Agreement with America Online, Inc. In addition, AdForce sold 728,332 shares of Series E convertible preferred stock to America Online for a purchase price of $10,000,000. In connection with the sale of Series E convertible preferred stock to America Online, AdForce also issued to America Online a warrant to purchase up to 509,831 shares of Series E convertible preferred stock at an exercise price of $13.73 per share. The warrant is exercisable at any time on or before July 14, 2003 (See Note 6). AdForce determined the fair value of the warrants to be $3,686,000 using the Black-Scholes method. Approximately $1,669,000 of the value of the warrant was attributable to the Series E preferred stock agreement and approximately $2,019,000 of the value of the warrant was attributable to the Demographic Data Agreement. AdForce determined the allocation of the warrant value between the Series E preferred stock agreement and the Demographic Data Agreement primarily based on the decrease to the conversion rate (benefit to the Company and its other equity holders) of the Series D preferred stock as a result of the sale and issuance of the Series E preferred stock and warrant.

  Under the License Agreement, AdForce licensed its technology to America Online and its affiliates to be used internally by America Online and on sites associated with America Online. The licensed technology included future enhancements to AdForce's technology and is warranted to perform according to its specifications. The license was nonexclusive, perpetual, worldwide and nontransferable except for certain assignments and included source code. AdForce could terminate the license only in the event of a material, uncorrected breach of the License Agreement or Demographic Data Agreement by America Online. For the duration of the license, if requested, AdForce would provide technical support, development services and ad serving services on a cost or cost plus basis if America Online was not in default. AdForce would provide these services at cost if America Online provided AdForce access to demographic data under the Demographic Data Agreement and America Online was not in breach of the Demographic Data Agreement. Otherwise, AdForce can mark up the cost of our services by certain percentages. Under the License Agreement, America Online will use commercially reasonable efforts to encourage others associated with America Online to use AdForce's technology, and AdForce will use commercially reasonable efforts to encourage its customers to use America Online in the sale of interactive advertising.

  Under the Demographic Data Agreement, America Online would authorize AdForce to use demographic information about America Online users in connection with the targeting and delivery of ads to these users. After AdForce had access to the demographic data, AdForce would pay America Online quarterly fees based on the greater of a certain percentage of the consideration charged for targeted advertising or a certain percentage of the incremental revenue charged for the targeting feature. Such fees would total at least $10,000,000 for the first three years after America Online provides access to the demographic data. The term of the Demographic Data Agreement would expire on the earlier of July 14, 2002 or three years after AdForce has access to the demographic data. America Online could elect to renew the Demographic Data Agreement on a year-to-year basis with 90 days' notice on the same terms and conditions, subject to establishing mutually agreeable minimum annual fees. America Online could elect to terminate the Demographic Data Agreement upon payment of a fee to AdForce in the event a third party offers more favorable terms for access to the demographic data and AdForce does not match such terms. AdForce has proposed a preliminary implementation schedule that was subject to America Online's approval. The amount related to the Demographic Data Agreement was being amortized over the three year term of the agreement beginning July 14, 1999, but was written down to zero in November 1999 when AOL indicated that they were withholding access to the Demographic Data by AdForce.

5.  COMMITMENTS

  At December 31, 1999, AdForce was leasing its operating and administrative facilities and certain equipment under non-cancelable operating lease agreements that expire in October 2005. Rent expense was approximately $2,987,000 for the years ended December 31, 1999.

  During the years ended December 31, 1999, AdForce executed one lease-line agreement for a total of $4,000,000 in lease-line credit availability. At December 31, 1999, related lease obligations bore interest at effective rates ranging from 3.55% to 18.07% and were secured by the related property and equipment. Approximately $171,000 in unused lease-line credit remained available under these lease agreements at December 31, 1999.

  As of December 31, 1999, minimum lease payments under all noncancelable lease agreements were as follows (in thousands):

                                                                 DECEMBER 31, 1999
                                                           ---------------------------
                                                               CAPITAL     OPERATING
                                                               LEASES        LEASES
                                                             -----------  ------------
1999.......................................................       $4,017       $ 4,044
2000.......................................................        3,392         4,104
2001.......................................................        2,150         2,975
2002.......................................................          364         1,094
2003.......................................................            -           331
Thereafter.................................................            -           142
                                                            ------------
Total minimum lease payments...............................        9,923       $12,690
                                                                         =============
Less amount representing interest..........................        1,643
                                                            ------------
Present value of minimum lease payments....................        8,280
Less current portion of capital lease obligations..........        3,158
                                                            ------------
Long-term portion of capital lease obligations.............       $5,122
                                                            ============

  In February 2000, AdForce executed a lease-line agreement for a total of $3,000,000 in lease-line credit availability. Obligations under the lease-line will be secured by the related equipment and will be payable over a 42 month period.

6.  STOCKHOLDERS' EQUITY

  General

  AdForce has retroactively restated the par value of it common stock in these financial statements to reflect the reincorporation in Delaware on April 30, 1999.

  On May 7, 1999, AdForce sold 5,175,000 shares of Common Stock in its initial public offering at a price of $15.00 per share. AdForce received net proceeds from the offering of $70.7 million.

  Common Stock

  At December 31, 1998, AdForce had reserved 1,085,198 shares of its common stock for issuance upon the exercise of outstanding warrants and 3,687,502 shares of common stock for issuance upon exercise of options outstanding and available under the 1997 and 1999 Stock Plans. On May 7, 1999 all of the Company's outstanding shares of Series A, B, C, D and E Convertible Preferred Stock were automatically converted into 9,467,118 shares of Common Stock.

  At December 31, 1999, 337,500 shares of common stock held by an officer were subject to repurchase by AdForce at their original purchase price of $0.125 per share. Such repurchase rights lapse ratably over the 48-month vesting period of the underlying options to purchase common stock.

  A total of 800,000 shares of common stock issued in conjunction with AdForce's acquisition of StarPoint to three of StarPoint's founders, two of whom remain as employees of AdForce, were subject to certain repurchase rights held by AdForce. At December 31, 1999, 55,556 of these shares of common stock had been repurchased and 44,444 of these shares of common stock remained subject to repurchase. The repurchase rights lapsed as to 22/48 of the shares on the date of acquisition, as to 9/48 of the shares after the employees had completed nine months of continuous employment at AdForce and as to 1/48 of these shares each month thereafter.

  Note Receivable From Stockholder

  During 1997, AdForce received a note receivable from a stockholder of AdForce upon his exercise of an option to purchase 900,000 shares of common stock. As of December 31, 1999, 337,500, of the shares issued were subject to repurchase by AdForce at the original exercise price. The repurchase rights lapse ratably over the 48 month vesting period of the underlying option. The note bears interest at 6.8% and is secured by the related stock. The note and related interest is being forgiven ratably over a period of four years of service/employment. AdForce is recording compensation expense related to the forgiveness of the note as the note is forgiven.

  Warrants

  In association with certain transactions, AdForce issued warrants to third parties for the purchase of AdForce's common stock and convertible preferred stock. The warrants that remained outstanding at December 31, 1999 were as follows:

                                                                                SHARES
                                            NATURE OF RELATED       DATE OF      UNDER    EXERCISE  EXPIRATION OF     FAIR VALUE
      PARTY           CLASS OF STOCK            TRANSACTION         ISSUANCE    WARRANT    PRICE    EXERCISABILITY  (IN THOUSANDS)
-----------------  --------------------  -------------------------  ---------  ---------  --------  --------------  --------------
Private Investors  Series D convertible  Series D convertible       July 1998    32,768    $13.73    July 14, 2003      $  267
                   preferred stock       preferred stock agreement
Private Investor/  Series E convertible  Series E convertible       July 1998   509,831    $13.73    July 14, 2003      $3,686
Vendor             preferred stock       preferred stock agreement
                                         and Demographic Data
                                         Agreement

  Warrants to purchase 32,768 shares of Series D convertible preferred stock and 509,831 shares of Series E convertible preferred stock, respectively, included above, expire on the later of July 14, 2003 or the closing of any merger, tender offer, or other transaction in which all of the holders of AdForce's outstanding common stock and preferred stock (if any) receive only cash or cash and other securities payable only in cash.

  The value of the warrants granted to third parties, excluding the value attributable to equity investments of approximately $1.9 million, is being charged to the related expense over the term of the respective agreements. AdForce recognized expense of $70,000 during the year ended December 31, 1999, related to the estimated fair market value of these warrants. The value of each of the warrants has been determined using the Black-Sholes method, with an expected dividend yield of zero, a risk-free interest rate of 5%, and a volatility factor of 20% was used. The lives used to value each of the warrants was based on the term of each warrant as set forth in the preceding table or described in the preceding paragraph.

  Stock Option Plans

  The Company's stock option plans (the "Plans") provide for the grant of up to 6,379,093 incentive or non-statutory options to employees, directors and consultants of the Company at the fair market value of the common stock on the date of grant as determined by the Board of Directors. Options granted under the Plans generally vest ratably over periods of up to four years and expire ten years from the date of grant. Of the two Plans, the 1997 Stock Option Plan also provides for early exercise of options prior to full vesting. Any unvested shares purchased are subject to repurchase rights by the Company upon occurrence of certain events or conditions, such as employment termination, at the original purchase price. There were 495,333 shares subject to repurchase at December 31 1999.

  1999 Equity Incentive Plan

  In February 1999, the Board of Directors adopted the 1999 Equity Incentive Plan and reserved 2,000,000 shares for issuance thereunder, subject to stockholder approval. The 1999 Equity Incentive Plan became effective on the effective date of the initial public offering and serves as the successor to the Plan. Options granted under the Plan before its termination will remain outstanding according to their terms, but no further options were granted under the Plan after the effective date of the initial public offering. The 1999 Equity Incentive Plan will terminate in February 2009, unless sooner terminated in accordance with its terms. The 1999 Equity Incentive Plan authorizes the award of incentive stock options and nonqualified stock options, restricted stock awards and stock bonuses.

  1999 Directors Stock Option Plan

  In February 1999, the Board of Directors adopted the 1999 Directors Stock Option Plan and reserved a total of 200,000 shares of common stock for issuance under the 1999 Directors Stock Option Plan, subject to stockholder approval. Members of the Board of Directors who are not employees of AdForce, or any parent, subsidiary or affiliate of AdForce, are eligible to participate in the 1999 Directors Stock Option Plan. Option grants under the 1999 Directors Stock Option Plan are automatic and nondiscretionary, and the exercise price of the options is the fair market value of the common stock on the date of grant. Each eligible director who first becomes a member of the Board of Directors on or after the effective date of the initial public offering will initially be granted an option to purchase 10,000 shares of common stock on the date he or she becomes a member of the Board of Directors. Each eligible director who first became a member of the Board of Directors prior to the effective date of the initial public offering would have received an initial grant immediately following the first annual meeting of stockholders of AdForce after the effective date of the initial public offering, provided that he or she is elected a member of the Board of Directors at the first annual meeting of stockholders. Immediately following each annual meeting of stockholders of AdForce, each eligible director will automatically be granted an additional option to purchase 5,000 shares of common stock if he or she has served continuously as a member of the Board of Directors for a period of at least one year since the date of his or her initial grant under this Plan. The options have ten-year terms. They will terminate seven months following the date the director ceases to be a director or a consultant to AdForce, or twelve months if the termination is due to death or disability. All options granted under the 1999 Directors Stock Option Plan will vest as to 12/48 of the shares on the first anniversary of the date of grant and as to 1/48 of the shares each month thereafter, provided the optionee continues as a member of the Board of Directors or as a consultant to AdForce. In the event of a merger or other transaction in which AdForce is not the surviving corporation, all options issued under the 1999 Directors Stock Option Plan will accelerate and become exercisable in full prior to the consummation of the transaction.

  A summary of activity under all option plans and non-plan options follows:

                                                 SHARES AVAILABLE                                                  WEIGHTED
                                                    FOR GRANT        OPTIONS OUTSTANDING   PRICE PER SHARE  AVERAGE EXERCISE PRICE
                                               --------------------  --------------------  ---------------  ----------------------
Balances at December 31, 1998................              702,768             1,922,860     $0.125-$1.500                 $ 0.760
 Shares authorized...........................            2,910,000                     -                 -                       -
 Options granted.............................           (3,137,185)            3,137,185     $1.500-$72.00                 $14.506
 Options repurchased.........................               79,813                     -     $0.125-$1.500                 $ 0.320
 Options exercised...........................                    -              (451,040)    $0.125-$29.00                 $ 0.920
 Options canceled............................              775,738              (921,503)    $0.125-$29.00                 $ 4.617
Balances at December 31, 1999................            1,331,134             3,687,502     $ 0.21-$72.00                 $11.471

  The following table summarizes information concerning outstanding options at December 31, 1999:


                                                             WEIGHTED
                                                         AVERAGE REMAINING            WEIGHTED
                                                    CONTRACTUAL LIFE (IN YEARS)       AVERAGE
 RANGE OF EXERCISE PRICES     NUMBERS OF SHARES         OPTIONS OUTSTANDING        EXERCISE PRICE
---------------------------  --------------------  -----------------------------  ----------------
       $0.21 - $0.25                      555,836                           7.96          $ 0.2495
       $0.70 - $1.50                    1,001,171                           8.86          $ 1.4137
      $7.50 - $18.38                      959,656                            9.4          $10.6118
      $19.00 - $44.75                   1,131,189                           9.72          $25.0440
      $51.94 - $72.00                      39,650                           9.96          $56.3013

  All outstanding options to purchase common stock of AdForce granted through the 1997 plan were exercisable at December 31, 1999. None of the outstanding options to purchase common stock of AdForce granted through the 1999 plan were exercisable at December 31, 1999. As of December 31, 1999, options to purchase 491,350 shares of common stock were vested.

  From January 1, 1999 to December 31, 1999, the Company sold 451,040 shares of Common Stock to 80 employees and/or optionees pursuant to exercises of options granted under the Company's stock plans at a weighted average exercise price of $0.92 per share. Options granted under the 1997 plan are immediately exercisable and subject to repurchase by the Company at the exercise price until they vest. Generally, options vest as to 1/4 of the shares on the first anniversary of the date of grant, with the balance vesting as to 1/36 of the remaining shares each month until fully vested. The Company received an aggregate of $413,879 in cash for the stock issued. All sales of stock pursuant to these option exercises were made in reliance on Rule 701 under the Securities Act of 1933.

  In connection with the grant of certain options to employees during the year ended December 31, 1999, AdForce recorded deferred stock compensation of approximately $6,837,000 for the difference between the exercise prices of those options at their respective dates of grant and the deemed fair values for accounting purposes of the shares of common stock subject to such options. Such amounts are included as a reduction of stockholders' equity and are being amortized on a graded vesting method. The compensation expense of $5,253,000 during 1999 relates to options awarded to employees in all operating expense categories, as well as employees in data center operations. These amounts have not been separately allocated between operating expense categories.

  Pro forma information regarding net loss is required by FAS 123, computed as if AdForce had accounted for its employee stock options granted or otherwise modified under the fair value-based accounting method of that statement. The value for these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions:

                                                                 1999
                                                      --------------------------
Expected dividend yield.............................                       0.00%
Weighted average risk-free interest rate............                4.6% - 6.19%
Weighted average expected life......................                    5 years
Average volatility rate.............................                        135%

  The weighted average fair value of options granted during 1999 with an exercise price equal to the fair value of AdForce's common stock on the date of grant was $21.18. The weighted-average fair value of options granted during 1999 with an exercise price below the deemed fair value of AdForce's common stock on the date of grant was $7.15.

                                                                           1999
                                                                       ------------
Pro forma net loss...................................................     ($32,365)
Pro forma basic and diluted net loss per share.......................       ($2.32)

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Future pro forma net income (loss) results may be materially different from actual future amounts reported.

  1999 Employee Stock Purchase Plan

  In February 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan and reserved a total of 300,000 shares of common stock for issuance thereunder, subject to stockholder approval. On each January 1, the aggregate number of shares reserved for issuance under the 1999 Employee Stock Purchase Plan will be increased automatically by the number of shares purchased under the 1999 Employee Stock Purchase Plan in the preceding calendar year. The aggregate number of shares issued over the term of the 1999 Employee Stock Purchase Plan may not exceed 3,000,000 shares. The 1999 Employee Stock Purchase Plan became effective on the effective date of the initial public offering. Employees generally will be eligible to participate in the 1999 Employee Stock Purchase Plan if they are customarily employed by AdForce or its parent or any subsidiaries that AdForce designates for more than 20 hours per week and more than five months in a calendar year. Under the 1999 Employee Stock Purchase Plan, eligible employees are permitted to acquire shares of AdForce's common stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 2% and 10% of their compensation and are subject to certain maximum purchase limitations described in the 1999 Employee Stock Purchase Plan. Each offering period under the 1999 Employee Stock Purchase Plan will be for two years and consist of six-month purchase periods. The first offering period began on May 7, 1999. Offering periods and purchase periods thereafter will begin on February 1 and August 1. The purchase price for AdForce's common stock purchased under the 1999 Employee Stock Purchase Plan is 85% of the lesser of the fair market value of AdForce's common stock on the first day of the applicable offering period or the last day of each purchase period. The 1999 Employee Stock Purchase Plan will terminate in February 2009, unless earlier terminated pursuant to the terms of the 1999 Employee Stock Purchase Plan. The Board of Directors will have the authority to amend, terminate, or extend the term of the 1999 Employee Stock Purchase Plan.

  In conjunction with the reincorporation in Delaware, the Company changed the number of authorized shares of preferred stock to 5,451,663 and the number of authorized shares of common stock to 100,000,000. The par value of the Company's preferred and common stock has been retroactively reflected in the accompanying financial statements.

7. OTHER NON-CURRENT ASSETS

  During the third quarter of 1999, we provided financing of $500,000 in the form of an unsecured convertible promissory note to Neta4, Ltd., a Delaware corporation devoted to combining direct advertising with electronic mail technology. The $500,000 unsecured convertible promissory note receivable is due on August 17, 2000, and bears interest at a rate of 8% per annum. The interest was payable in monthly installments beginning November 17, 1999. Neta4 is a development stage entity, with a history of operating losses. At December 31, 1999, the convertible promissory note has been fully reserved.

8. INCOME TAXES

  The Company's effective tax rate differs from the statutory federal income tax rate of 34% as shown in the following schedule:

                                                DECEMBER 31, 1999
                                                -----------------
Income tax benefit at statutory rate                 34.00%
Permanent differences                                (8.60%)
State tax                                            (0.10%)
Operating losses with no current tax benefit        (25.30%)
                                                     ------
                                                     (0.00%)
                                                     ======

The tax effects of temporary differences that give rise to significant portions of deferred tax assets/(liabilities) are presented below:

                                                DECEMBER 31, 1999
                                                -----------------
Deferred tax assets:
Net operating losses                               $ 15,131,396
Accruals and reserves                                 2,075,212
Tax credit carryforwards                              1,444,264
Tangibles and intangibles                               544,502
                                                   ------------

Total deferred tax assets                            19,195,374
Valuation allowance                                 (18,228,166)
                                                   ------------
Net deferred tax assets                                 967,208

Deferred tax liabilities:
State taxes                                            (967,208)
                                                   ------------

Net deferred tax assets and liabilities            $          -
                                                   ============

  The Company established 100% valuation allowance at December 31, 1999 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

  At December 31, 1999, the Company had net operating loss ("NOL") carryforwards of approximately $38,000,000 and $26,000,000 for federal and state income tax purposes, respectively. These carryforwards begin to expire in 2011 for federal purposes and 2004 for state income tax purposes. The Company also had federal and state research and development tax credit carryforwards of approximately $747,000 and $656,000, respectively. The federal research and development credits begin to expire in 2011. The California research and development credits may be carried forward indefinitely until utilized. The

Company also has California manufacturers' investment credit carryforwards of approximately $41,000, which begin to expire in 2006.

  Included in the deferred tax assets above, is approximately $800,000 related to stock option compensation for which the benefit, when realized, will be an adjustment to equity.

  The Company has a valuation allowance as of December 31, 1999, which fully offsets its gross deferred tax assets due to the Company's historical losses and the fact that there is no guarantee the Company will generate sufficient taxable income in the future to be able to realize any or all of the deferred tax assets. The net change in the total valuation allowance for the year ended December 31, 1999 was an increase of $10,521,166.

  Internal Revenue Code Section 382 and similar California rules place a limitation on the amount of taxable income which can be offset by NOL carryforwards after a change in control (generally greater than 50% change in ownership). Due to these provisions, utilization of the NOL and tax credit carryforwards may be limited.

9. LEGAL MATTERS

  In April 1999, Dirk Wray, an AdForce director, filed and action against Chad Steelberg, a founder of AdForce, in the Orange County, California Superior Court alleging that Mr. Steelberg failed to perform certain obligations pursuant to a 1996 agreement between Messrs. Wray and Steelberg.

  In June 1999, Mr. Steelberg filed a cross-complaint against Mr. Wray, certain investors in AdForce, AdForce and AdForce's President, Chief Executive Officer and Chairman, Charles W. Berger, claiming AdForce is obligated to defend and indemnify Mr. Steelberg against Mr. Wray's allegations and seeking additional damages. On October 22, 1999, the Company and Mr. Berger jointly filed a demurrer to the Cross-Complaint. The demurrer was subsequently denied.

  In December 1999, Mr. Wray commenced settlement discussions with the Company and with Mr. Steelberg. In February 2000, the parties reached oral agreement on a settlement under which Mr. Wray would transfer certain shares of Company stock held by Mr. Wray to Mr. Steelberg or per Mr. Steelberg's direction, Mr. Wray and the Company would agree to a full mutual release of claims with no other payments by either party to the other, and Mr. Steelberg would pay to the Company $550,000 as compensation for legal fees and other damages incurred by the Company. The Company expects the settlement to be documented by March 31, 2000. However, should the settlement not be completed, the Company continues to believe the causes of action in the Cross-Complaint claimed against the Company and Mr. Berger are without merit, intends to indemnify Mr. Berger pursuant to the Company's certificate of incorporation, bylaws and a written indemnification agreement, and to defend itself and Mr. Berger vigorously.

  On November 2, 1999, AdForce filed a complaint in the Superior Court of California, County of Orange, Central Justice Center, against Language Force seeking to collect in excess of $267,000 in sums due for ad management and delivery services pursuant to an AdForce Services Agreement dated June 14, 1999 between the Company and Language Force. Language Force answered on December 10, 1999, denying all claims. The Company has commenced discovery, and plans to vigorously pursue its claims. A trial date has been set for October 30, 2000.

  Effective November 22, 1999, the Company terminated the employment of Anthony
P. Glaves, then the Company's Vice President of Worldwide Sales and Business Development. The Company offered Mr. Glaves a severance package, which he rejected by making a counteroffer, requesting the amount that would have otherwise been due him under the Company's Retention and Severance Plan dated September 19, 1999 had he been terminated without cause following the merger of AdForce with CMGI. The Company has since made it clear to Mr. Glaves that it has no further obligations to him, and that his sole severance is the two weeks of pay provided at the time of his termination. Mr. Glaves has retained counsel, but has not commenced litigation. The Company believes that any claims by Mr. Glaves for additional compensation are without merit, and intends to vigorously defend itself if Mr. Glaves elects to proceed with litigation in this matter.

  By letter dated January 7, 2000, the Company advised America Online that, among other things, AOL has unreasonably withheld its consent to the deemed assignment of the Demographic Data Agreement between the Company and America Online (the "DDA") as a result of the merger of AdForce with a wholly-owned subsidiary of CMGI, Inc. AdForce further advised America Online of its belief that America Online is in default under the DDA. The Company has not yet received a response from America Online, and cannot presently assess the potential losses or expenses that would occur should this matter be litigated.

  Except as provided above, AdForce is not currently subject to any potentially material legal proceeding. AdForce may from time to time become a party to various legal proceedings arising in the ordinary course of its business.

10. AGREEMENT AND PLAN OF MERGER

  On September 20, 1999, AdForce entered into a definitive Agreement and Plan of Merger with CMGI, Inc., which develops and operates Internet and direct marketing companies, and a wholly owned subsidiary of CMGI. Pursuant to the Agreement and Plan of Merger and subject to the terms and conditions set forth therein, the CMGI subsidiary will be merged with and into AdForce, and AdForce will survive the merger and become a wholly owned subsidiary of CMGI. At the effective time of the merger, each outstanding share of AdForce common stock will be exchanged and converted into 0.262 shares of CMGI common stock, and options and warrants to purchase shares of AdForce common stock will be assumed and become options and warrants, as applicable, to purchase shares of CMGI's common stock. The exercise price and number of shares of our common stock subject to each such assumed option and warrant will be appropriately adjusted to reflect the exchange ratio. The merger is intended to qualify as a tax-free reorganization and will be accounted for as a purchase.

  In connection with the execution of the Agreement and Plan of Merger, AdForce entered into a Stock Option Agreement with CMGI, pursuant to which AdForce granted to CMGI an option to purchase up to 19.9% of the outstanding shares of our common stock. The option is exercisable upon the occurrence of certain events relating to the termination of the Agreement and Plan of Merger, all as specified in the Stock Option Agreement. The merger was finalized in January 2000.